Filed pursuant to Rule 424(b)(3)
                                        relating to Registration No. 333-35215

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2000)


                                  62,500 Shares

                               GENTA INCORPORATED

                                  COMMON STOCK

                              ------------------

      This prospectus supplement and the accompanying prospectus relate to the offer and sale by the selling stockholders of Genta Incorporated listed on page 2 of this prospectus supplement of a total of 62,500 shares of Genta common stock. This prospectus supplement should be read in conjunction with the accompanying prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.

      Genta common stock is listed on the Nasdaq National Market under the symbol "GNTA." On June 23, 2000, the closing sale price for Genta common stock, as reported on the Nasdaq National Market, was $7.75. We advise you to obtain a current market quotation for Genta common stock.

                       -------------------------------

      Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                       -------------------------------


           The date of this prospectus supplement is June 26, 2000.

                              SELLING STOCKHOLDERS

      The selling stockholders are offering and selling a total of 62,500 shares of Genta common stock under the prospectus. The shares being offered under the prospectus were originally issued to the selling stockholders in connection with Genta's recently completed private placement. In connection with the private placement, we agreed to register these shares under the Securities Act of 1933.

      The following table sets forth, to the best of our knowledge, based on information provided to us by the selling stockholders:

o the number of shares of Genta common stock owned by each selling stockholder; and

o the number of shares being offered by each selling stockholder under the prospectus.

      All information with respect to share ownership has been provided by the selling stockholders. Except as described below, none of the selling stockholders holds any position or office with, or has otherwise had a material relationship with, Genta for the past three years. Because the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by them since the date of which they provided the information regarding their share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders after the offering.

--------------------------------------------------------------------------------
                                   Number of Shares            Number of
                                    of Common Stock            Shares of
                                  Beneficially Owned         Common Stock
      Selling Stockholder          Before Offering*          Being Offered
--------------------------------------------------------------------------------
Enivia Pte, Ltd.                                 31,250                  31,250
--------------------------------------------------------------------------------
Porlana Capital Pte, Ltd.                        31,250                  31,250
--------------------------------------------------------------------------------
Total                                                                    62,500
================================================================================

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*   The number of shares of common stock held by each selling stockholder named herein is less than 1% of Genta's outstanding common stock.